Exhibit 10.50
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [##].
SERVICE AGREEMENT

This service agreement (the “Agreement”) dated July 1, 2008 (the “Effective Date”) by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company (“Ventiv”) and OBAGI MEDICAL PRODUCTS INC. (OMP), a corporation formed pursuant to the laws of the state of California (“Client”).  Ventiv and Client may each be referred to herein as a “Party” and collectively as the “Parties”.

1.   The Services - Ventiv will provide Client with a field force that shall consist of twenty (20) full-time sales representatives (the “Ventiv Sales Representatives”) who shall Detail Client’s Products (as defined in Section 2 below) and shall distribute Product Samples and Product Literature and (at Client’s direction).  A “Detail” means a face-to-face contact by a Ventiv Sales Representative with Targets (identified by Client) which involves a Product presentation highlighting the Product features and benefits for its approved indications.  A “Target” means a physician identified and validated by Client as a potential referral source for the Product.  The Ventiv Sales Representatives shall be managed by Client’s sales managers who report to Client’s Director of Sales for Dermatology.  All administrative support and oversight of Ventiv Sales Representatives will be managed by the Ventiv organization through one shared Project Director and one shared Project Manager (collectively with the Ventiv Sales Representatives, the “Project Team”).  In connection with the promotion of Client’s Product, Ventiv shall provide the following services (collectively, the “Services”):

           (a)           Implementation - (i) recruit, hire and train the Ventiv Sales Representatives as set forth in Section 3 below, (ii) develop Program procedures, (iii) implementation of the Call Plan (which shall be established and maintained by Client) for use by the Ventiv Sales Representatives in Detailing Client’s Products, (iv) customize Program processes, and (v) establish Program performance parameters, goals and metrics.  “Program” means Client’s program of providing details to targets in an effort to promote its product.

(b)           Deployment - (i) Deployment of Ventiv Sales Representatives (i.e., provision of: salary, fleet automobile, laptop computer and handheld PDA (each with sales force automation software) and Ventiv benefits), (ii) deployment of the shared Project Director and the shared Project Manager (i.e., provision of: salary and Ventiv benefits), (iii) office costs/operational supplies; and (iv) operational support.  The Ventiv Sales Representatives target hire date is August 7, 2008 and deployment date will be on or about August 15, 2008 (the “Deployment Date”).

(c) Meetings – Plan of Action (POA) meetings, including the initial Product launch meeting scheduled for the week of August 11, 2008, the venue and agenda for each POA meeting and the length thereof shall be determined by Client.  All POA meeting expenses reasonably incurred by Ventiv in accordance with Client’s plans for each POA meeting shall be billed to Client as a pass-through cost (as described in Exhibit A).

(d) Product Literature; Promotion - Ventiv shall be responsible for (i) ensuring that only Product Samples and Product Literature provided by Client are distributed by the Ventiv Sales Representatives; and (ii) promoting the Product in compliance with all applicable federal and state statutes, laws, ordinances, rules and regulations of any governmental or regulatory authority, including (but not limited to) the HHS Office of Inspector General (“OIG”) Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”), the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act, and similar state laws, rules and regulations (collectively, “Applicable Law”).

(e) The Territory where the Product will be promoted by Ventiv is certain states within the United States.  Client shall determine such states and shall provide to Ventiv a list of such states that are included within the Territory (“Territory Alignment”).

(f) Reports - Ventiv shall provide Client with standard reports in accordance with Exhibit B attached hereto.  Any customized or “non-standard” reports (i.e., reports requiring material changes in the nature of the data or formatting) requested in writing by Client shall be prepared by Ventiv for Client, and unless otherwise mutually agreed by the Parties in writing, Client shall pay Ventiv [ 1*] per hour for the preparation of such customized or “non-standard” reports.

(g) Rx Law Book.  During the Term, Ventiv shall provide Client with access to Ventiv’s proprietary Rx Law Book.  Rx Law Book provides a mechanism for communicating updated state law information to organizations via a web based program.  The Rx Law Book is an online tool providing desktop access to individual state laws for the marketing of prescription drug samples. The Rx Law Book contains rules, regulations and laws for the following: mid-level practitioner authority, drug sampling laws, theft, loss and additional state reporting requirements, manufacturer and distributor licensing, pedigrees and marketing and promotional spend laws.  Ventiv shall provide Client with three usernames and three passwords to the Rx Law Book.  Client understand and agrees that: (A) access to the Rx Law Book is (and at all times shall remain) the sole property of Ventiv, and (B) access to the Rx Law Book shall be limited to these three specifically identified Client employees (and no other Client employees or third parties under any circumstances), and (C) access to the Rx Law Book shall cease at the end of the Term, and (D) Client is solely responsible for the acts and omissions of its employees.  During Year One, access to the Rx Law Book is provided by Ventiv to Client [ 2* ].  If Client decides to continue this service in Year Two, Client shall pay Ventiv a fixed monthly fee as set forth in Exhibit A.

(h) Sample Accountability - Ventiv shall implement a sampling program (including sample accountability) in accordance with Exhibit C attached hereto.  The sampling program shall be consistent with applicable federal and state laws, regulations, and guidelines, including but not limited to the Prescription Drug Marketing Act and its implementing regulations (“PDMA”).  Client shall be responsible for shipment and/or delivery of Product samples and Product literature to the Ventiv Sales Representatives.  Ventiv will validate a current list of licensed practitioners and validate additions and changes.  Client is responsible for taking all

* Subject to confidential treatment request

action required or suggested by the Food and Drug Administration (“FDA”), including but not limited to: reporting of adverse events, confirming all returned samples and, where applicable, notifying the FDA, and all supplemental communications with respect to any of the above.

(i)           Ventiv shall further provide sample management and sample accountability services for certain of Client’s sales representatives (collectively, with the Ventiv Sales Representatives, the “Sales Representatives” and each Ventiv or Client sales representative individually, a “Sales Representative”).  The fees for such services are set forth on Exhibit A attached hereto.

2.   The Product; Right to Sell; Market - Client’s Product is SoluCLENZ Rx Gel (Benzoyl Peroxide, 5%) (the “Product”).  As of the Effective Date, Client represents and warrants that the Product trademarks are owned by or licensed to Client, and that the Product is either owned by Client and/or that Client has all lawful authority necessary to market and sell the Product.  This Agreement does not constitute a grant to Ventiv of any property right or interest in the Products or the trademarks owned by or licensed to Client and/or any other intellectual property rights which Client owns now or in the future.  Ventiv recognizes the validity of and the title to all of Client’s owned or licensed trademarks, trade names and trade dress in any country in connection with the Products, whether registered or not.  Client represents to Ventiv that neither the trademarks, trade names or trade dress referenced above, nor the promotion of the Products by Ventiv, infringe on any intellectual property or product marketing rights of any other person.

3.   Training - The training responsibilities of the Parties are as follows:

(a)           Ventiv shall be responsible for training members of the Project Team concerning: compliance with Applicable Law, sales force automation training, expense management and training concerning fleet policies, Ventiv’s sample management policies and procedures , Ventiv human resource policies, procedures and administration and other applicable Ventiv internal human resource and general compliance policies and procedures.   Ventiv shall further provide Client’s sales representatives with PDMA and Office of Inspector General compliance training.

(b)           Client has responsibility for training  members of the Project Team concerning selling skills, all Product specific information including Product complaint handling procedures, applicable specific Client health care compliance policies and Client customer service policies and procedures, Client’s code of conduct, orientation to Client’s business, and adverse event reporting policies and procedures.

(c)           The Parties agree to work together to mutually determine if, when, and at what cost additional training shall be provided to members of the Project Team.

4.   Client Responsibilities

(a)           Client is responsible for:

(i)           Identification of Targets.  Client will identify a current list of licensed practitioners.  Ventiv shall validate the list of licensed practitioners provided by Client.  If revalidation of Targets by Ventiv is required due to modifications or changes made or requested by Client, Ventiv shall provide such revalidation services.  Client shall pay Ventiv the fees set forth in Exhibit A, Section III (a) for its performance of validation services,

(ii)           Establishment and maintenance of a call plan for use by the Ventiv Sales Representatives in Detailing Client’s Product (the “Call Plan”),

(iii)           Providing Ventiv with a Territory Alignment,

(iv)           Production and shipment of Product samples and Product Literature to the Ventiv Sales Representatives in accordance with Applicable Law,

(v)           Informing Ventiv promptly of any changes which Client believes are necessary or appropriate in the Product Literature or in information used by the Ventiv Sales Representatives concerning the Product in order to be in compliance with Applicable Law,

(vi)           Responding timely to any inquiry concerning a Product from any licensed practitioner,

(vii)           Providing all training as set forth in Section 3 (b) above,

(viii)                      Taking all action required by the Food and Drug Administration (“FDA”), (including but not limited to reporting of adverse events, confirming all returned Product samples and, where applicable, notifying the FDA), and for making all supplemental communications with respect to any of the above.

(b)           Notwithstanding anything to the contrary set forth herein, the Program pursuant to which Ventiv is performing the Services is Client’s Program and as such, Client is responsible for ensuring, and Client represents and warrants, that the Program complies with Applicable Law.  Ventiv is responsible for ensuring, and further, Ventiv represents and warrants, that its implementation of the Program pursuant to which the Ventiv Sales Representatives are performing the Services shall comply with Applicable Law.

5.   Ventiv Compensation - Ventiv shall receive compensation for the Services provided hereunder as set forth in Exhibit A attached hereto and made a part hereof.

6.    Confidentiality; Ownership of Property (a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”).  The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

          Confidential Information means any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement.   Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about the Disclosing Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products (including but not limited to Rx Advantage and Rx Law Book), licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how) and (vi) in the case of Ventiv, the names, addresses, phone numbers, e-mail addresses and work assignments of Ventiv employees, and in the case of Client, the names, addresses, phone numbers, e-mail addresses and work assignments of Client employees.  The Receiving Party shall neither use nor disclose Confidential Information of the Disclosing Party for any purposes other than those specifically allowed by this Agreement.

          Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by the Receiving Party or its employees, as well as any writings, drawings, specifications, manuals or other printed or electronically stored material that contains, Confidential Information.   In the event that any material or media is destroyed pursuant to the previous sentence, upon written request from the Disclosing Party, an officer of the Receiving Party shall certify to the Disclosing Party in writing such destruction.   The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party.   The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of two (2) years from the date of expiration or termination.

          The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no act or omission of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party on a non-confidential basis by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order or to otherwise limit such disclosure.

           (b)           All property, materials and documents supplied to the Receiving Party during the Term of this Agreement, including but not limited to report designs and sales training materials, shall be and remain the sole and exclusive property of the Disclosing Party.  Each Receiving Party agrees to hold all such property, materials and documents confidential in accordance with this Section 6 of the Agreement.

7.   Independent Contractors - Ventiv and its directors, officers and employees (including the Ventiv Sales Representatives) are at all times independent contractors with respect to Client.  No Ventiv Sales Representative shall be deemed to be an employee or agent of Client.

           (a)           Ventiv is solely responsible for withholding federal, state, or local income tax or other payroll tax of any kind on behalf of its employees.  Ventiv employees are not eligible for, are not entitled to, and shall not participate in any of Client’s benefit plans or programs, including but not limited to, any pension plan, welfare plan, profit sharing plan or any other “employee pension benefit plan”, or insurance plan or any other “employee welfare benefit plan” or “employee benefit plan” (as those terms are defined by the Employee Retirement Income Security Act of 1974, as amended) or any other plan, program, fringe, award, bonus, perquisite or other benefit (such as, but not limited to, vacation and holiday pay) incident to employment offered from time to time by Client.  Ventiv is responsible for the payment of all required payroll taxes, whether federal, state, or local in nature, including, but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes, and any other fees, charges, licenses, or similar payments required by law.

(b)             Notwithstanding Section 7(a) above, Ventiv shall not be responsible for any cost to the extent attributable to: (i) actions by Client that caused Project Team member to be reclassified as an employee of Client, (ii) discriminatory acts of Client, and (iii) any benefits payable under any employee benefit plan (as such term is defined Section 3(3) of ERISA), and any other incentive compensation, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Client or any of its affiliated entities that cause any Ventiv employee to be reclassified as an employee of Client.

8.   Non-Solicitation; Ventiv Personnel; Performance   (a) Except as otherwise set forth below, Client may not solicit for employment any Project Team member during the Term of this Agreement or within one (1) year after the termination of this Agreement without the prior written approval of Ventiv, which may be withheld by Ventiv in its sole and absolute discretion.  For clarity, if Client hires an employee of Ventiv as a result of such employee’s response to a public advertisement or general recruitment procedures not targeted at that employee, such hiring shall not constitute a breach of this Section 8 by Client.

(b)           Client agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) concerning any Ventiv Sales Representative to any third party which provides or proposes to provide contract sales services to Client, or (ii) to actively assist in any other way such a third party in soliciting for employment a Ventiv Sales Representative.  Client shall pay or cause the third party to pay Ventiv [ 3*] for each Ventiv employee so employed or retained as liquidated damages for breach of this Section.  Ventiv agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) concerning any Client sales representative to any third party contract sales service entity, or (ii) to actively assist in any other way such a third party in soliciting for employment a Client sales representative.  Ventiv shall pay or cause the third party to pay Client [ 4* ] for each Client sales representative so employed or retained as liquidated damages for breach of this Section.

(c)           If Client believes in good faith that the performance of any Ventiv Sales

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Representative is unsatisfactory or is not in compliance with the provisions of this Agreement, Client shall notify Ventiv and Ventiv shall promptly address the performance or conduct of such person in accordance with its internal human resource policies.  In the event that Client determines in good faith that a Ventiv Sales Representative has violated any Applicable Law, regulation or policy, Client shall notify Ventiv.  Ventiv shall promptly address the issue and take all appropriate action (including but not limited to termination of such employee) provided all such action shall be in accordance with Ventiv’s internal human resource policies.

(d)           Ventiv may not solicit for employment any Client employee during the Term of this Agreement or within one (1) year after the termination of this Agreement without the prior written approval of Client, which may be withheld by Client in its sole and absolute discretion.  For clarity, if Ventiv hires an employee of Client as a result of such employee’s response to a public advertisement or general recruitment procedures not targeted at that employee, such hiring shall not constitute a breach of this Section 8 by Ventiv.

9.   Indemnification  (a) Ventiv shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any negligent or willful acts or omissions by Ventiv, its agents, directors, officers, or employees, or (ii) any material breach of this Agreement by Ventiv, its agents, directors, officers or employees.

          (b)  Client shall indemnify and hold Ventiv, its officers, directors, agents, and employees harmless from and defend against any and all third party liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any negligent or willful acts or omissions by Client, its agents, directors, officers or employees, (ii) any material breach of this Agreement by Client, its agents, directors, officers, or employees, or (iii) the Product, including any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim.

          (c)  Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result.  Thereafter, the indemnitor shall have control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor in defending the claim.  The indemnitee may participate, at its own cost, in the handling of the claim.

10.   Term - The Agreement shall be in effect as of the Effective Date and shall remain in effect until the day prior to the second anniversary of the Deployment Date (the “Term”). The period from the Effective Date through the day prior to the first anniversary of the Deployment Date shall be referred to herein as “Year One” and the period from the first anniversary of the Deployment Date through the end of the Term shall be referred to herein as “Year Two”. Thereafter, this Agreement will renew for additional periods of one year each (each an “Additional Term”), upon written agreement by the Parties to be executed at least ninety (90)

days prior to the end of the Term.  The terms and conditions (including, but not limited to, compensation to Ventiv) for any Additional Term must be agreed upon and set forth in the written agreement between the Parties.

11.   Termination - (a)  This Agreement may be terminated by Ventiv or Client by providing the other Party with written notice as follows:

(i) by Ventiv, if payment to Ventiv by Client is not made when due and following receipt of written notice from Ventiv to Client advising of such nonpayment (the “Non-Payment Notice”), Client either: (a) within ten (10) days of its receipt of the Non-Payment Notice, fails to provide written notice to Ventiv acknowledging the amount due and confirming its obligation to pay; or (b) does not pay the amount due within fifteen (15) days from the date of the Non-Payment Notice; or

(ii) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within sixty (60) days of receipt of written notice from the non-breaching Party describing such breach and demanding its cure; or

(iii) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets;

(iv) by Client, on or before the first anniversary of the Deployment Date, by providing Ventiv with at least [ 5* ] prior written notice of termination, in the event that (A) the Product is withdrawn from the market; (B) Client experiences a significant Product supply or distribution disruption; (C) Client merges with or is acquired by a third party, or a third party acquires substantially all of Client’s business that relates to the Product; or (D) Client is subject to FDA action directly impacting the Product and/or Client’s ability to manufacture the Product which, in the sound and reasonable business judgment of Client, materially adversely impacts Client’s purposes and the objectives to be achieved under this Agreement; or

(v) by either Party, by providing the other Party with at least [ 6* ] prior written notice of termination; provided however, under no circumstances shall the actual termination date pursuant to this clause (v) be prior to the one year anniversary of the Deployment Date.

(b)           In the case of: (i) any termination of this Agreement by Client or Ventiv under Section 11 of this Agreement (other than termination by Client pursuant to Section 11(a)(ii) or (iii) or termination by Ventiv pursuant to Section 11(a)(v)), or (ii) upon Client conducting a No Backfill Conversion (as set forth in Section 12 below), or (iii) at the end of the Term (or any Additional Term, if applicable), Client shall (in addition to all other payment obligations under this Agreement) promptly reimburse Ventiv: the amount due any lessor or rental agent of the equipment leased or owned by Ventiv and provided exclusively to Project Team members solely for use in performing the Services (i.e., automobiles, laptops, handheld PDA’s, etc. (collectively,

* Subject to confidential treatment request

the “Equipment”)), for any early termination of the lease or rental agreement.  Ventiv shall make a good faith effort to mitigate Client’s liability for such amount due by attempting to reassign the Equipment for use in connection with services being provided by Ventiv to a third party; however, Ventiv makes no guaranty with respect to its ability to mitigate such Client liability.  In addition, Client may elect to either: (xi) in the event the Equipment is owned by Ventiv, transfer the Equipment to Client and pay an amount equal to the net book value (if any) of the Equipment on the books of Ventiv at the time of the transfer event, or in the event the Equipment is subject to a lease or finance lease, the Equipment may be transferred to Client (subject to the last sentence of this Section 11 (b), and Client shall assume the responsibility for all further payments due (including costs associated with the transfer), or (ii) pay Ventiv the net loss to Ventiv on such Equipment as determined by the difference between the net book value of such Equipment and the actual net price received by Ventiv for the disposal of such Equipment, plus any amounts due by Ventiv in connection with the lease or rental termination and costs associated with the disposal of said Equipment.  Any proposed transfer of Equipment shall be subject to Client establishing its own relationship and credit with the entity that Ventiv contracted with to lease or rent such Equipment.

(c)           Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those obligations set forth in Sections 6, 7, 8 (b), 9, 11(b) and (c), and 13), except that Client shall pay the amounts set forth or provided for in Exhibit A of this Agreement which have been accrued as of the actual date of termination.

12.   Conversion and Conversion Fees.  The Client may hire Ventiv Sales Representatives in accordance with the following:

(a)  Conversion with No Backfill.  Notwithstanding anything to the contrary in Section 8, Client may solicit, employ or retain Ventiv Sales Representatives (with no backfill of the vacated positions – a “No Backfill Conversion”) provided that: (i) such conversion may not occur prior to the first anniversary of the Deployment Date, and (ii) Client provides at least [ 7* ] prior written notice to Ventiv of a proposed No Backfill Conversion.  In the event the Client wishes to implement a No Backfill Conversion during the Term, the Client shall pay to Ventiv a finder’s fee according to the following table:

Charges for No Backfill Conversion	After First Anniversary of Deployment Date	After Second Anniversary of Deployment Date
Per Ventiv Sales Representative	[ 8* ]	[ 9* ]

 (b)  Conversion with Backfill.  Notwithstanding anything to the contrary in Section 8, Client may solicit, employ or retain Ventiv Sales Representatives (with Ventiv backfilling the vacated positions – a “Backfill Conversion”); provided that Client provides at least [ 10* ] prior written notice to Ventiv of a proposed Backfill Conversion.  In the event Client wishes to implement a Backfill Conversion during the Term, the Client shall pay to Ventiv a fee in the

* Subject to confidential treatment request

amount of [ 11* ] for recruiting, hiring and training fees associated with each backfill Ventiv Sales Representative.

(c)           Client understands and agrees that Ventiv cannot guarantee that any Ventiv Sales Representative will agree to participate in a No Backfill Conversion or a Backfill Conversion (as applicable; each of these may be referred to herein as a “Conversion”).

(d)           In the event Client implements a Conversion and the converted Ventiv Sales Representative had been provided with use of a fleet automobile leased, rented or owned by Ventiv, and Client wishes to commence an arrangement with the fleet vendor to assume such cars (and all associated costs and liabilities) under Client’s name, the converted Ventiv Sales Representative may only continue to have access to such automobile following the Conversion if Client either: (i) registers the fleet automobile under its name; or (ii) ensures that Ventiv remains named as an additional insured under Client's automobile insurance policies until such time as the vehicle is registered in Client’s name (which shall occur no later than six (6) months following the Conversion). The Parties understand and agree that it is solely Client’s obligation to ensure one of the above actions are taken and Client shall be responsible for indemnifying, defending and holding Ventiv harmless for all damages resulting from Client’s failure to take such action.  The Parties further agree that, on the effective date of the Conversion, Client shall destroy the Ventiv insurance card(s) in the fleet vehicle(s) of the converted Ventiv Sales Representative.

13.   Miscellaneous  (a)  Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.

(b)  Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers, including in the case of Client product liability insurance in the amount of at least [ 12* ].  Each Party shall name the other Party as an additional insured on all liability insurance coverage.  In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section.

(c)  Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent, provided, however, that without the prior written consent of the other Party, either Ventiv or Client may assign its rights, duties and obligations to an affiliated company or as part of an acquisition of Ventiv or Client, as the case may be, so long as the affiliate or acquirer (i) is a financially capable business entity and (ii) expressly assumes in writing the rights, duties and obligations of the assignor Party under this Agreement.

* Subject to confidential treatment request

(d)  This Agreement supersedes all prior arrangements and understandings between the Parties related to the subject matter of this Agreement.

(e)  Noncompliance with the obligations of this Agreement (other than payment obligations) due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(f)  If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

(g)  This Agreement, including any attachments or exhibits entered into hereunder, contains all of the terms and conditions of the agreement between the Parties with respect to the subject matter herein described, and constitutes the complete understanding of the Parties with respect thereto.  No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by both Parties and specifically described as an amendment or extension of this Agreement.

(h)  This Agreement and all aspects of the relationship between the Parties hereto shall be construed enforced and governed in accordance with the laws of either the State of California or the State of New Jersey, depending on the venue of such action, without regard to its conflicts of law principles.  In the event Client commences any lawsuit, action or other proceeding arising out of this Agreement (an “Action”), the Action shall be filed in the state or federal courts located in the State of New Jersey.  In the event Ventiv commences an Action, such Action shall be filed in the state or federal courts located in the State of California.  Ventiv and Client irrevocably submit to the exclusive jurisdiction of the state or federal courts as set forth in this Section 13(h).

(i)  This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(j)  Any notices required or permitted under this Agreement shall be given in person or delivered by first class, certified mail or reputable courier service (such as FedEx or DHL) to:

Ventiv:

Ventiv Commercial Services, LLC
200 Cottontail Lane
Somerset, New Jersey 08873
Attention: Terrell G. Herring, President and Chief Executive Officer

with a copy to:

Norris, McLaughlin & Marcus, P.A.
721 Route 202-206
P.O.  Box 1018
Somerville, New Jersey 08876-1018
Attention: David Blatteis, Esq.

Client:

Obagi Medical Products Inc.
310 Golden Shore
Long Beach, CA  90802
Attn: Preston Romm

with a copy to:

Obagi Medical Products Inc.
310 Golden Shore
Long Beach, CA  90802
Attn: General Counsel

or to such other address or to such other person as may be designated by written notice given from time to time during the Term of this Agreement by one Party to the other.

WHEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

VENTIV COMMERCIAL SERVICES, LLC
By: _________________________ Name: Title:
OBAGI MEDICAL PRODUCTS INC.
By: _________________________ Name: Title:

EXHIBIT A
COMPENSATION - FIXED FEES, PASS-THROUGH COSTS,
MISCELLANEOUS FEES AND BILLING TERMS

I.           FIXED FEES
Base Fee
Client shall pay Ventiv [ 13* ] as a base fee associated with performance of the Services as defined in section 1 of the agreement.

Fixed Monthly Fee
(a)           Commencing upon the Deployment Date, Client shall pay Ventiv a Fixed Monthly Fee as follows:

Period	Fixed Monthly Fee
PHASE I
Deployment Date through end of August 2008	[ 14* ]
September 2008	[ 15*]
PHASE II
October 2008	[ 16*]
November 2008	[ 17* ]
December 2008	[ 18* ]
PHASE III
January 2009 through July 2009	[ 19* ]
August 2009 through July 2010	[ 20* ]

Phases defined as follows:
▪	PHASE I: Acquisition and education of professional sales force.

▪	PHASE II: Increase in professional sales force productivity.

* Subject to confidential treatment request

▪	PHASE III: Full maturation of professional sales force in the product and channel.

Included in the Fixed Monthly Fee are Ventiv’s Performance Fees (as set forth in Section IV below).  Such Performance Fee amounts will be reconciled as set forth in Section IV below.

(b)           Commencing upon the Deployment Date, Client shall pay Ventiv a fixed monthly fee of [ 21* ] in Year One (and [ 22* ] in Year Two) for its provision of sample management and sample accountability services for up to thirty-five (35) Client employed sales representatives.  This fee includes costs associated with Ventiv’s conducting physical audits.  In the event Client requests that Ventiv provide sample management and sample accountability services for more than thirty-five (35) Client employed sales representatives, the Parties shall agree upon revised pricing for Ventiv’s provision of such sample management and sample accountability services.

(i)           The sample management and sample accountability services to be provided by Ventiv for the Client sales representatives do not include sample closeouts.  In the event Client desires for Ventiv to provide sample closeout services for the Client sales representatives, the Parties shall agree (in writing) on the fee to be paid by Client to Ventiv for Ventiv’s performance of such services.

II.           PASS-THROUGH COSTS
In addition to the Fixed Monthly Fee, certain expenses incurred by Ventiv pursuant to the Services will be charged to Client on a pass-through basis.  These expenses will be billed to Client at Ventiv’s actual, reasonable out-of-pocket cost, and will be supported by written documentation of such costs.  Pass-through costs may include:

-	Interview expenses for sales rep candidates
-	Bonuses for the Ventiv Sales Representatives at [ 23* ] of base target (plus applicable employer portion of taxes). Ventiv to provide Client with bonus amounts for final approval.
-	Ventiv Sales Representatives travel in accordance with Client’s policies provided to Ventiv in advance and in writing
-	Costs for initial training meetings and POA Meetings; provided that such meetings are approved by Client and conducted in accordance with Client’s instructions
-       Marketing costs incurred pursuant to the Program
-       Third party data acquisition costs which have been pre-approved by Client
-	Reconciliation of fuel charges to the extent the national average for a gallon of gasoline varies by greater or less than [ 24* ] from the assumed price per gallon of [ 25* ]
-	All travel, phone, postage, printing and office expenses associated Ventiv’s provision of sample management services (including audits) to the Ventiv Sales

* Subject to confidential treatment request

Representatives and Client’s sales representatives (as set forth in this Exhibit A, Section I (b)).

III.           MISCELLANEOUS SERVICES

(a)           Physician Validation Services - Ventiv shall provide this service and Client shall pay Ventiv a one time set up fee of [ 26* ] plus ongoing fees of [ 27* ] per physician record for auto-matches of physician records and [ 28* ] per record for manual matches of physician records against a current list of state license numbers.

(b) Rx Law Book - Ventiv shall provide this service at [ 29* ] in Year One.  In the event Client desires to continue to receive this service in Year Two, Client shall pay Ventiv a monthly fee of [ 30* ] per month.

IV.           PERFORMANCE FEES

Included in the Fixed Monthly Fee (set forth in Section I above) are monthly accruals that total the following annual performance fees.   The Parties will reconcile performance fees within thirty (30) days of the end of each applicable period, based upon achievement of (or failure to achieve) the performance objectives.

Period	At Risk Target (“Performance Fee”)
Year One	[ 31* ]
Year Two	[ 32* ]

The Performance Fee will be based on achieving the performance objectives which shall be agreed upon by the Parties in writing no later than thirty (30) days following the Deployment Date.  Amounts owed to or from Ventiv pursuant to this section shall be paid or credited within thirty (30) days of the reconciliation referenced above.

V.           BILLING TERMS

The Base Fee set forth in Section I above shall be paid by Client to Ventiv within [ 33* ] business days of the date of execution of this Agreement.  Commencing on the Deployment Date, Client will be billed monthly in arrears the amount stated above as the Fixed Monthly Fee.  Pass-through costs will be billed to Client at actual cost as incurred by Ventiv, in accordance with Section II above.  Pass-through costs and other fees (as set forth in Section III above) shall be billed to Client on a month-to-month basis.  Performance Fees shall reconciled and paid by Client (or credited to Client) within thirty (30) days of determining whether achievement of the performance goal(s) have been met.  Bonuses for Project Team members (as set forth in Section

* Subject to confidential treatment request

II above) shall be paid by Client to Ventiv within ten (10) days of the Parties reaching agreement on the actual amount of the bonuses to be paid.

Invoices are due within thirty (30) days after receipt by Client.  If not paid within 30 days after the date of Client receipt of a given invoice, Ventiv may assess a finance charge of 1.5% monthly, applied to the outstanding balance due.

 EXHIBIT B
SALES REPORTS AND ANALYSIS

Work to be performed
Database	Base assumptions	Standard Annual Frequency	Standard Timing	Typical Turnaround
Initial Data Loads	Data provided from one source in basic Ventiv provided layout	1	3-6 weeks prior to deployment	5 business days
Universe Deletions	Data provided from one source in basic Ventiv provided layout	4	Quarterly	5 business days
Universe Merges	Data provided from one source in basic Ventiv provided layout	4	Quarterly	5 business days
Universe Additions	Data provided from one source in basic Ventiv provided layout	12	monthly	5 business days
Universe Zip/Terr Changes	Standard (zip code :from territory : to territory) format	4	Quarterly	5 business days
Minor realignments (less than 25% of universe changes)	Standard (zip code: from territory: to territory) format	4	Quarterly	10 Business Days
Target changes		4	Quarterly	5 business days
Data Extracts: Physician Universe	Format as agreed upon by Client and Ventiv	12	monthly
Data Extracts: CID Data for Physicians	Format as agreed upon by Client and Ventiv	12	monthly
Data Extracts to third party vendors	standard format-no charge for setup-per run charge (TBD with complexity.			10 days for initial set up/ run/qc time thereafter

Standard Reports	Base assumptions	Standard Frequency	Standard Timing	Customizable*
Call Activity	Standard Format	12	daily sweep of communicated data	No
Territory Summary	Customized to specific activity measurements within set up matrix (calls, Targets only, reach, frequency, sample distribution)	12	monthly (Within 10 business days of close of the month)	yes
Call Planning	To be requested by Client on an as needed basis, but in no event more frequently than once per every thirty (30) days. [ 34* ]
Alignments and Realignments	To be requested by Client on an as needed basis, but in no event more frequently than once per every thirty (30) days. [ 35* ]
Incentive Compensation	To be requested by Client on an as needed basis, but in no event more frequently than once per every thirty (30) days. [ 36* ]
Non-Standard Reporting	[ 37* ]
Web Portal Customizations	[ 38* ]
Data Extract Set Up and Modifications	[ 39* ]
Data Set up For Third Party Data	[ 40* ]

* Subject to confidential treatment request

*All customizations expedited timeframes or increases to standard frequency of tasks will be performed at hourly rate.

EXHIBIT C
SAMPLING AND SAMPLE ACCOUNTABILITY
POLICIES AND PROCEDURES

General

Ventiv shall cause the Ventiv Sales Representatives to distribute samples of Products to Targets as part of the detailing activity of the Ventiv Sales Representatives, under Ventiv’s Sampling Program (the “Sampling Program”) which complies in all respects with applicable Federal and State law and regulations, including but not limited to the Prescription Drug Marketing Act, as amended (“PDMA”) and regulations and guidelines promulgated thereunder.  The Sampling Program is provided in connection with the services being provided by the Ventiv Sales Representatives, as set forth herein.  Any Sampling Program will be reviewed with and approved (in writing) by Client prior to implementation it being understood that any Sampling Program shall be implemented by Ventiv and Ventiv shall be solely responsible for ensuring that such Sampling Program is compliant with all Applicable Laws.  The Parties agree that Product samples shall not be considered an item of value.  The Parties understand and agree that certain services being provided by Ventiv pursuant to its provision of the Sampling Program shall also be provided in connection with the sample management and sample accountability services being provided by Ventiv for certain of Client’s sales representatives.

In connection with the foregoing, Client expressly authorizes Ventiv to distribute the Product samples during the Term (or any Additional Term) of this Agreement.

Responsibility for Sample Distribution and Storage

Client shall be responsible for initial storage of Product samples while they are in its possession and for the shipment of samples to the Sales Representatives. Each Sales Representative shall be accountable for samples he/she receives (including any storage of samples).

State License Number for Targets

Samples shall be provided only to licensed physicians and other appropriate medical professionals previously identified by Client.  Once per calendar year (or more frequently as required by the PDMA), a list of Targets utilized by the Sales Representatives shall be validated by Ventiv against a current list of state license numbers provided by a recognized vendor as agreed to by the Parties.  All additions, changes and off-list potential Targets shall be validated by Ventiv.

Sample Accountability Records

Ventiv shall utilize a security and audit program that includes allowance for all of: random, for cause and periodic physical inventories of samples delivered to the Sales Representatives consistent with the PDMA and applicable regulations of the Food and Drug Administration (“FDA”).  In the course of utilizing that program Ventiv will generate and maintain Inventory Records, Reconciliation Reports, Summary Report and any other records as required by  Applicable Law.  Client shall have the right to review and audit any such reports.

Written Accountability Policies

Ventiv will prepare written policies, provide instruction and testing concerning such policies and (with the cooperation of Client) gather all required information concerning Sample Accountability issues to assure that Ventiv is in compliance with the requirements of the PDMA and any state laws covering the sampling services (if any) provided by Ventiv.  Those written policies and procedures will address: (i) the inventory process, (ii) an inventory schedule, (iii) the audit process and standards for detecting falsified and incomplete records, (iv) what is a significant loss and how it is to be identified, (v) responsibility for notifying the FDA, (vi) system for monitoring samples to identify the loss or theft of samples and (vii) the standards for storage of samples and audit of storage sites.  Those written policies and procedures shall be provided to and accepted in writing by Client, and Client shall have the right to review (and audit compliance with) such policies and procedures from time to time.  In addition, Client shall prepare written policies and procedures covering shipping of samples by Client and return of samples, as applicable. Client shall provide Ventiv with a written copy of Client’s written policies and procedures.

Audit Services

Ventiv will develop audit procedures, random selection audits, operational guidelines, proposed timelines and checklists to allow testing and demonstration of PDMA compliance.  These procedures will include random and for-cause audit criteria, on-site inventory, inspection of sample storage locations, interviews of Sales Representatives and reconciliation services and reports. The on-site inventory of the samples in the possession of a Sales Representative and related interview of that Sales Representative (with accompanying reconciliation services and report) shall constitute a “physical audit.”  Ventiv shall conduct physical audits, on a routine basis and as may be requested by Client, with respect to Sales Representatives with appropriate subsequent reconciliation of samples provided to that Sales Representative.  In addition to any other physical audits, performed by either Client or Ventiv, required by the PDMA and/or regulations thereunder and/or by the applicable written policies and procedures for the sample accountability program, a physical audit shall be conducted on each Sales Representative upon termination of employment.  Random signature audits will be performed by Ventiv and the results reported to Client.   Client shall have the right to jointly participate in any audit services conducted by Ventiv pursuant to this Sample Accountability policy.

Shipment of samples

Client is responsible for shipping Product samples directly to the Sales Representatives, including use of appropriate delivery verification system and confirmation documentation.  A written description of that delivery verification system and copies of the conformation documentation forms shall be made available for review.  Client shall provide Ventiv with all PDMA-related information (including lot numbers).  Upon written request from Client, Ventiv shall also provide all information reasonably necessary to allow Client to verify the receipt of shipped samples.

Ventiv will receive a copy of all documents confirming shipments of samples to the Sales Representatives.  Ventiv will, in all cases, reconcile the receipt of samples by each Sales

Representative with the samples shipped to that Sales Representative, based upon the shipping records provided to it and acknowledgment of delivery provided by the Sales Representatives.  All discrepancies between the sample shipping records and the acknowledgment of delivery by the Sales Representatives shall be identified and investigated by Ventiv and provided immediately to Client in writing.  All loss of product and potential loss of product during shipment to the Sales Representatives shall be investigated by Client, Ventiv and the applicable Sales Representative.  All loss of product as a loss in transit shall be reported by Client to the FDA as required by PDMA.  Client shall determine the significant loss threshold for loss in transit and be responsible to report such loss to the FDA.

Returns

Client shall be responsible for approving all returns of samples for destruction.  All approved returns of samples shall be sent to Client’s approved Reverse 3PL provider for destruction.  Client will have written confirmation of sample returns promptly after receipt of the returned sample.  The Parties recognize that Ventiv will reconcile sample data and account for samples based (in part) on the return confirmations provided by Client.  Client shall not remove, destroy or otherwise impair the availability of the returned samples until it confirms the return of samples in the quantities reported by the Sales Representative or, if Ventiv has not begun such confirmation after the passage of thirty (30) days following notice to Ventiv.

Access to Records

Ventiv shall provide Client access to all records in less than twenty-four (24) hours.

Notification of Client and of FDA

Upon Ventiv’s discovery that any Product sample falsifications, losses, diversions or thefts, Ventiv shall, within twenty-four (24) hours, report such discovery to Client.  Client will be responsible for determining whether a “theft” or a “significant loss” has occurred under the PDMA. Provided Ventiv has provided prior notice and all necessary evidence and cooperation to Client regarding possible sample diversion, falsification of a sample record or theft or loss of samples, Client shall be responsible for (i) determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by a Sales Representative has occurred and (ii) reporting the theft or loss of samples to the FDA.  Ventiv shall provide all necessary support and cooperation to Client regarding these matters.

Prescription Sample Identification

Client shall notify Ventiv of the lot numbers of prescription samples being shipped by Client in advance of shipment and, in the case of shipment of prescription samples by Client to the Sales Representatives, such notice shall be given as far in advance as reasonably possible prior to delivery to the Sales Representatives.  Ventiv will in all cases require the Sales Representatives to keep written records by lot number of all prescription samples distributed to licensed practitioners.  Ventiv will reconcile sample data according to product lot numbers.

Recalls

Ventiv shall maintain traceability records at the product code level on samples of the Product.  The decision to conduct and the right to control a recall shall be solely Client’s.  Ventiv shall cooperate fully with Client in connection with any recall efforts affecting the Product.

Accountability Training

The Parties recognize that a Sampling Program will require incremental training in sample accountability.  Ventiv, with the assistance of Client, will provide, as part of the training, all Ventiv Sales Representatives with training which addresses sampling matters.  Should Ventiv and/or Client determine that follow-on training is necessary in the future, Client will be responsible for the reasonable costs associated with such follow-on training.